Exhibit 99.1
For Immediate Release:
RENT-A-CENTER Enters Into Definitive Agreement to Acquire Merchants Preferred, a Nationwide Virtual Rent-to-Own Provider
The acquisition will accelerate Rent-A-Center’s strategy in the rapidly expanding virtual rent-to-own market
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Plano, Texas, July 15, 2019 - Rent-A-Center, Inc. (NASDAQ: RCII) (“Rent-A-Center” or the “Company”) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of C/C Financial Corp. dba Merchants Preferred (“Merchants Preferred”), a nationwide provider of virtual rent-to-own services.
The acquisition of Merchants Preferred has been unanimously approved by Rent-A-Center’s Board of Directors and is subject to customary closing conditions. The Company expects the acquisition to close in the third quarter. Total consideration consists of $28 million in cash and a minimum of 701,918 shares of Rent-A-Center common stock. The acquisition is valued at approximately $47.5 million, based on Rent-A-Center’s closing stock price on July 12, 2019, of $27.83. The total consideration and the number of shares issued will depend upon the stock price at closing but, the number of shares are expected to be as stated above. The impact to 2019 earnings from the acquisition is not expected to be material.
Mitch Fadel, Chief Executive Officer of Rent-A-Center, said, “The success and trajectory of our strategic plan have enabled us to focus on growing our business. The addition of the Merchants Preferred technology platform and its approximately 2,500 locations enables us to accelerate our expansion plans with respect to the Company’s virtual rent-to-own capabilities by at least 18 months. We are also excited to add the capabilities of the experienced Merchants Preferred management team. This acquisition positions us for growth and differentiates us from competitors, allowing us to offer both virtual and staffed solutions to our retail partners.”
Merchants Preferred, founded in 2012 and based in Atlanta, Georgia, is a nationwide provider of virtual rent-to-own services for non-prime customers. Merchants Preferred’s advanced technology, back office infrastructure and outstanding service enable competitive customer and retailer value propositions. Additionally, they are led by a highly experienced management team with experience in the non-prime consumer space.
Joe Corona, President and Chief Executive Officer of Merchants Preferred, said, “We look forward to becoming part of the Rent-A-Center organization. Over the last seven years, the Merchants Preferred team has done an outstanding job building leading-edge technology and a fundamentally sound enterprise that is very complementary to the Acceptance Now business model. With our combined capabilities we can more quickly execute a strategy to deliver our partners what we believe will be the best in technology, products, and service.”
Rent-A-Center’s Strategic Rationale and Benefits
Rent-A-Center’s acquisition of Merchants Preferred is expected to accelerate the expansion of Acceptance Now’s virtual rent-to-own offering and provide a scalable and seamless solution to capture additional share in the greater than $20 billion dollar virtual rent-to-own market. Expanding Merchants Preferred’s and Acceptance Now’s existing relationships with its retail partners will be a top priority for Rent-A-Center.

•	Accelerates expansion into the virtual rent-to-own space with advanced technology and back-office infrastructure for use across Rent-A-Center platforms

•	Enhances ability to expand into large, national retail and online partners

•	Creates potential to expand into additional product verticals outside of home furnishings and electronics

•	Provides strategic advantage of offering both staffed and virtual models

•	Adds an additional 2,500 locations to the Acceptance Now platform
Benefits to Retail Partners

•	Only rent-to-own company to serve both the banked and unbanked customer in partner locations, generating incremental sales for retail partners

•	Provides additional options for retail partners to select from staffed, virtual, or hybrid models

•	Enhances ability to integrate with retail partners’ e-commerce platforms

•	Improves retail partner service through centralized support team and online portal
Mann, Armistead & Epperson, Ltd. Inc. is serving as the financial advisor and Winston & Strawn LLP is serving as the legal advisor to Rent-A-Center. Houlihan Lokey is serving as financial advisor and Sullivan & Worcester LLP is serving as legal advisor to Merchants Preferred.
The Company has provided a presentation on investor.rentacenter.com outlining the transaction. Further details regarding the Merchants Preferred transaction and the growth opportunity of the virtual business will be discussed during the second quarter earnings call in August.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,200 stores in the United States, Mexico and Puerto Rico, and approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 320 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit its website at www.rentacenter.com.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. Factors that could impact such expectations include, but are not limited to: the ability to satisfy all conditions required to successfully complete the acquisition; the ability to realize the strategic benefits from the acquisition, including achieving expected synergies and operating efficiencies from the acquisition; the ability to successfully integrate Merchants Preferred’s operations which may be more difficult, time-consuming or costly than expected; operating costs, loss of retail partners and business disruption arising from the acquisition; the ability to retain certain key employees at Merchants Preferred; risks related to Merchants Preferred’s virtual rent-to-own business; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Source: Rent-A-Center, Inc.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com